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                                                                    EXHIBIT 10.5












                           THE WASHINGTON POST COMPANY
                           DEFERRED COMPENSATION PLAN

                  AMENDED AND RESTATED EFFECTIVE MARCH 9, 2000

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                           THE WASHINGTON POST COMPANY

                           DEFERRED COMPENSATION PLAN


       Section 1. Purpose. The Washington Post Company Deferred Compensation Plan (the "Plan") is an unfunded plan established for the purpose of offering a select group of management and other highly compensated key employees the opportunity to defer the receipt of compensation payments that would otherwise become payable to them currently for the periods provided in the Plan.

       This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any employee or any employee of an Affiliate, nor shall it be deemed to give any employee the right to be retained in the employ of the Company or an Affiliate, as the case may be, or to interfere with the right of the Company or an Affiliate, as the case may be, to discharge any employee at any time, or to establish the terms and conditions of employment of any employee.

       Benefits from this Plan shall be payable solely from the general assets of the Company and participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

       Section 2. Definitions. As used in this Plan, the following words shall have the following meanings:

       (a) "Affiliate" means any corporation (other than the Company) more than 50% of the outstanding stock of which is directly or indirectly owned by the Company and any unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code and the regulations thereunder.



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       (b) "Annual Incentive Compensation" means any bonus awarded to a
Participant and payable in cash under the Company's Executive Incentive Compensation Plan or any other annual bonus program maintained by the Company or an Affiliate.

       (c) "Beneficiary" means the person, persons or entity designated in writing by the Participant to receive his or her Participant Account in the event of his or her death. If no effective designation of beneficiary is on file with the Committee, then such amounts that would otherwise be payable to a Beneficiary will be paid to the surviving spouse of the Participant, or, if there is no surviving spouse, then to the Participant's estate.

       (d) "Committee" means the Compensation Committee of the Board of Directors.

       (e) "Company" means The Washington Post Company, a Delaware corporation, and any successors in interest thereto.

       (f) "Deferred Compensation" means any amounts deferred under this Plan in accordance with Section 3.

       (g) "Designated Deferral Period" means one of the following periods as selected by the Participant with respect to his or her Deferred Compensation for the particular Plan Year or Short Year: (i) until a specified date in the future, or (ii) until a date which is the end of the calendar month following the Participant's termination of employment with the Company or Affiliate, as the case may be. For purposes of this section, it shall not be considered a termination of employment when a Participant is granted a military or personal leave of absence by the Company or when a Participant is transferred from the Company to any Affiliate. Notwithstanding the foregoing, a Participant may not defer receipt of his or her Deferred Compensation beyond the later of (i) the first of the calendar month following his or her 65th birthday, or (ii) the first of the calendar month following the Participant's termination of employment with the Company or Affiliate, as the case may be.

       (h) "Effective Date" means November 15, 1996.

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       (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

       (j) "Investment Election" means an election filed by the Participant selecting the investment credit factor(s) that will be applicable to the Participant's Account. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.

       (k) "Long-Term Incentive Compensation" means any bonus awarded to a Participant and payable in cash under the Performance Unit provisions of the Company's Long-Term Incentive Plan or another special long-term incentive compensation plan maintained by the Company or an Affiliate that provides the opportunity for a cash bonus payment at the end of a specified period (minimum 2 years) based on the attainment of specific performance goals.

       (l) "Participant" means an employee of the Company or an Affiliate recommended by the Company's senior management and designated a participant in this Plan by the Committee, who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA for any Plan Year and who is a participant in the Company's Annual Incentive Compensation Plan or any other formal annual incentive program maintained by the Company or an Affiliate.

       (m) "Participant Account" means a separate account representing the value of a Participant's Deferred Compensation with respect to any Plan Year or Short Year. A Participant may have more than one Participant Account, reflecting separate year deferral elections.

       (n) "Payout Period" means either (i) a lump sum or (ii) a series of annual installments, which may not be less than 2 nor more than 10, over which the Participant's Account shall be paid.



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       (o) "Plan Year" means a calendar year.

       (p) "Short Year" means (I) the remainder of the calendar year following the Effective Date of this Plan and (ii) the remainder of the calendar year following the date an employee first becomes a Participant in this Plan if other than the beginning of a calendar year.

       (q) "Specified Amount" means the portion of the Participant's Annual Incentive Compensation and/or Long-Term Incentive Compensation for a particular Plan Year or Short Year which the Participant elects in writing to defer hereunder, provided that such amount shall not be less than $10,000.

       Section 3. Deferral Elections.

       (a) Subject to the limitations described below, each Participant may elect to have the payment of a Specified Amount of his or her Annual Incentive Compensation and/or Long-Term Incentive Compensation deferred pursuant to this Plan for the Designated Deferral Period. A deferral election will be applicable to the Plan Year or Short Year for which it is designated and will apply only to Annual Incentive Compensation or Long-Term Incentive Compensation otherwise first payable by the Company after the date the election is filed with the Committee.

       (b) A deferral election must be an irrevocable written election on a form prescribed by the Committee, made within a period specified by the Committee before any Plan Year but in no event later than the last day of the calendar year preceding the Plan Year to which the deferral election is applicable. In the event of a Short Year, the specified period will be no later than 30 days following initial notification of the employee that he or she has become a Participant for the Short Year.

       (c) Each deferral election shall set forth the Specified Amount of the Participant's Annual Incentive Compensation or Long-Term Incentive Compensation for the calendar year covered by the election that the Participant desires to have deferred, the Designated Deferral Period and the Payout Period. A Participant may file a change in the



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Designated Deferral Period and/or the Payout Period with respect to his deferral election provided that such a change is filed with the Committee prior to the last day of the Plan Year preceding the Plan Year in which payment of the Participant's Account otherwise would have been made or commenced.

       (d) The Committee may, from time to time, set limitations on the amount of a Participant's Annual Incentive Compensation and/or Long-Term Incentive Compensation which may be subject to deferral under this Plan, including but not limited to establishing annual limitations relating to particular employment positions or levels of Participants and/or compensation levels. Any applicable limitations will be set forth on the deferral election form relating to the Plan Year for which such limitations are applicable.

       (e) A Participant will be 100% vested in his or her Participant Account at all times.

       Section 4. Treatment of Deferred Amounts.

       (a) The Company shall maintain on its books a separate Participant Account for each Participant who has deferred compensation under this Plan with respect to any Plan Year or Short Year. The amount of such Deferred Compensation shall be credited to such Participant's Account on the date or dates during the calendar year or Short Year on which the Deferred Compensation would have been payable to the Participant but for the deferral under this Plan.

       (b) Each Participant's Account shall be deemed to earn investment credits reflecting gains or losses with respect to each Plan Year or Short Year in accordance with the Participant's individual Investment Election. The Committee shall determine the investment credit factors that will be offered in any Plan Year. Beginning with the Effective Date, the investment credit factors will be the equivalent rates of return generated by the investment options offered under the 401(k) plan maintained by the Company.

       (c) In the event a Participant fails to complete a valid Investment Election, his or her Deferred Compensation will be credited with the investment credit amounts


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equivalent to the rates of return generated by the money market option under the
Company's 401(k) plan.

       (d) The Company will add to (or subtract from) each Participant's Account the appropriate amounts, in accordance with the Participant's Investment Election, calculated no less frequently than the last day of each calendar quarter.

       (e) No assets shall be segregated or earmarked in respect of any Participant Account and no Participant shall have any right to assign, transfer, or pledge his or her interest, or any portion thereof, in his or her Participant Account. The Plan and the crediting of accounts hereunder shall not constitute a trust and shall merely be for the purpose of recording an unsecured contractual obligation. All amounts payable pursuant to the terms of this Plan shall be paid from the general assets of the Company.

       (f) Until the entire balance in a Participant's Account has been paid in full, the Company will furnish to each Participant a report, at least annually, setting forth the credits and debits to each Participant Account and the status of his or her Account.

Section 5.  Payment of Deferred Accounts.

       (a) The amount to be paid to a Participant following the expiration of the Designated Deferral Period with respect to any Participant Account shall be computed with respect to the current balance of the Account (Deferred Compensation amount plus and minus cumulative investment Credits) as of the payment date.

       (b) All payments of amounts under this Plan shall be made in cash.

       (c) Notwithstanding the Designated Deferral Period or the Payout Period selected by the Participant, if the employment of a Participant is terminated as a result of the Participant's death or permanent disability, the entire Participant Account shall be payable in a lump sum to such Participant (or, in the case of death, to his or her Beneficiary) as soon as practical but not later than the end of the calendar quarter following the Participant's death or permanent disability. A Participant's employment shall be



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deemed to have been terminated as a result of permanent disability in the event the Participant suffers a physical illness, injury or other impairment in respect to which the Participant is entitled to receive benefits under the long-term disability plan maintained by the Company, provided the Participant is expected to remain on permanent disability for an indefinite period of time.

       (d) Notwithstanding any other provision of this Plan to the contrary, the Committee, in its sole discretion, is empowered to accelerate the payment of a Participant's Account, without a prepayment penalty, to a Participant for any reason the Committee may determine to be appropriate. Neither the Company nor the Committee shall have any obligation to make any such acceleration for any reason whatsoever.

       (e) Notwithstanding any other provisions of this Plan to the contrary, the Committee shall have the authority to require deferral beyond the expiration of the designated Deferral Period to the extent necessary to avoid a limitation on the deductibility by the Company of the deferred amount.

Section 6.  Administration.

       (a) This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, its Affiliates and the Participants. The Plan may be amended or terminated by the Board of Directors of the Company at any time and any Participant may have his designation as such terminated by the Committee at any time; provided, however, that no such amendment or termination or change in designation shall deprive any Participant of any benefits or accruals to the date of such amendment or termination, nor shall such actions, without the Participant's consent, adversely affect any Participant's Account up to the date of such action.

       (b) Nothwithstanding any other section of this Plan, if a Participant is discharged by the Company or an Affiliate because of conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company or its Affiliates, dishonesty, fraud, misappropriation of funds or confidential, secret or proprietary


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information belonging to the Company or an Affiliate or commission of a crime, such Participant's rights to any benefits under this Plan shall be forfeited; except that such Participant shall be entitled to receive the lesser of (i) the current balance of the Participant Account (Deferred Compensation amount plus and minus cumulative investment credits) or (ii) the aggregate amounts of any Deferred Compensation in his Participant Account, with investment credits at the Vanguard money market fund rate of return for the deferral period.

       (c) The Company's sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, an Affiliate, the Boards of Directors thereof, the Committee or any officer or employee of the Company or an Affiliate other than the right against the Company to receive such payments from the Company provided herein.

       (d) The Company shall bear all expenses incurred by it in administering this Plan.

       (e) The Company shall have the right to deduct from any other payments to be made by the Company to the Participant, any Federal, state or local taxes required by law to be withheld. To the extent that the Company is required to withhold any taxes or other amounts from the employee's deferred wages pursuant to any Federal, state or local law, such amounts shall be taken out of the portion of the Participant's compensation which is paid currently.


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